
                                                                                    -----------------------------------
                       UNITED STATES                                                OMB APPROVAL
              SECURITIES AND EXCHANGE COMMISSION                                    OMB Number:..............3235-0058
-----------------------------------------------------------------                   Expires:..........January 31, 2005
                     WASHINGTON, D.C. 20549                                         Estimated average burden
                                                                                    hours per response............2.50
                         FORM 12b-25
                                                                                    -----------------------------------

                                                                                    -----------------------------------
                 NOTIFICATION OF LATE FILING                                                  SEC FILE NUMBER
                                                                                                 000-27417
                                                                                    -----------------------------------

                                                                                    -----------------------------------
(CHECK ONE): [] Form 10-K  [] Form 20-F  [] Form 11-K  [x] Form 10-Q  [] Form N-SAR            CUSIP NUMBER
                                                                                                52201 Y 103
                                                                                    -----------------------------------


                                 For Period Ended:   JUNE 30, 2002
                                                   ---------------
                                 [   ] Transition Report on Form 10-K
                                 [   ] Transition Report on Form 20-F
                                 [   ] Transition Report on Form 11-K
                                 [   ] Transition Report on Form 10-Q
                                 [   ] Transition Report on Form N-SAR
                                 For the Transition Period Ended
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
-------------------------------------------------------------------------------


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

PART I -- REGISTRANT INFORMATION

Learn2 Corporation
-------------------------------------------------------------------------------

Full Name of Registrant

-------------------------------------------------------------------------------

Former Name if Applicable

111 High Ridge Road, Suite 5
-------------------------------------------------------------------------------

Address of Principal Executive Office (STREET AND NUMBER)

Stamford, Connecticut  06905
-------------------------------------------------------------------------------

City, State and Zip Code

PART II -- RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

           (a)       The reasons described in reasonable detail in Part III of
                     this form could not be eliminated without unreasonable
    |X|              effort or expense;
           (b)       The subject annual report, semi-annual report, transition
                     report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;
                     and
           (c)       The accountant's statement or other exhibit required by
                     Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (See the attached Schedule.)

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        MARC E. LANDY                                         (203)               975-9602
       -------------------------------------------------      ---------------    --------------------------
       (Name)                                                 (Area Code)        (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
       filed? If answer is no, identify report(s)        [X]Yes     []No

-------------------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
       portion thereof?    []Yes  [X]No

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


-------------------------------------------------------------------------------

                          LEARN2 CORPORATION
                          ------------------
              (Name of Registrant as specified in charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date          AUGUST 14, 2002
     ------------------------------------             By:  /s/ Marc E. Landy
                                             Name:    Marc E. Landy
                                             Title:   Executive Vice President, Chief Financial Officer,
                                                      Secretary and Treasurer


                         SCHEDULE TO FORM 12B-25

         Learn2 Corporation (the "Company") is unable to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 in the prescribed time period, because, due to the Company's focus on completing the sale of certain assets to Learn.com, Inc., the Form 10-Q could not be completed without unreasonable effort or expense. The Company anticipates that the Form 10-Q will be filed within the time required by Rule 12b-25.